As filed with the Securities and Exchange Commission on May 6, 2025

Registration No. 333-212194

Registration No. 333-258289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-212194

FORM S-8 REGISTRATION STATEMENT NO. 333-258289

UNDER THE SECURITIES ACT OF 1933

Matson, Inc.

(Exact name of registrant as specified in its charter)

Hawaii	99-0032630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1411 Sand Island Parkway

Honolulu, HI 96819

(Address of Principal Executive Offices, Zip Code)

Matson, Inc. 2016 Incentive Compensation Plan

Amended and Restated Matson, Inc. 2016 Incentive Compensation Plan

Matson, Inc., 2025 Incentive Compensation Plan

(Full title of the plans)

Matthew J. Cox

Chairman and Chief Executive Officer

Matson, Inc.

1411 Sand Island Parkway

Honolulu, HI 96819

(808) 848-1211

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron K. Briggs, Esq.

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Telephone: (415) 393-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Matson, Inc. (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-212194) with the Securities and Exchange Commission (the “SEC”) on June 23, 2016 (the “First Registration Statement”) to register 2,500,000 shares of the Registrant’s common stock, no par value (“Common Stock”) issuable pursuant to the Matson, Inc. 2016 Incentive Compensation Plan (the “2016 Plan”).

On July 30, 2021, the Registrant filed a registration statement on Form S-8 (Registration No. 333-258289) with the SEC (the “Second Registration Statement” and, together with the First Registration Statement, the “Prior Registration Statements”) to register 1,850,000 shares of Common Stock issuable pursuant to the Amended and Restated Matson, Inc. 2016 Incentive Compensation Plan, the successor to the 2016 Plan (the “A&R 2016 Plan” and, together with the 2016 Plan, the “Predecessor Plan”).

On April 25, 2025 (the “Plan Effective Date”), the Matson, Inc. 2025 Incentive Compensation Plan (the “2025 Plan”) became effective, the day following its approval by the Registrant’s shareholders. Under the terms of the 2025 Plan: (i) as of the Plan Effective Date, no new awards may be granted under the Predecessor Plan (although outstanding awards granted under the Predecessor Plan prior to the Plan Effective Date (the “Outstanding Awards”) will remain outstanding in accordance with their terms and those of the Predecessor Plan) and (ii) any shares of Common Stock subject to Outstanding Awards that on or after the Plan Effective Date expire or terminate unexercised (in the case of stock options) or are forfeited, reacquired or repurchased by the Registrant at the original issue price (in the case of unvested stock awards) will become available for issuance pursuant to awards granted under the 2025 Plan (any such shares of Common Stock that become available for issuance under the 2025 Plan in accordance with (ii) are the “Rollover Shares”). As of the Plan Effective Date, the maximum number of Rollover Shares that may become issuable under the 2025 Plan will not exceed 410,882 shares of Common Stock.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements and in accordance with Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Prior Registration Statements to cover the offer and sale of the Rollover Shares under the 2025 Plan. No additional securities are being registered by this Post-Effective Amendment. The Registrant is concurrently filing a separate registration statement on Form S-8 to register the new shares of Common Stock for offer or sale pursuant to the 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 28, 2025;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 6, 2025;
(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
(d)	The description of the Common Stock contained in Exhibit 4 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2020, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The indemnity provisions of the Registrant’s Amended and Restated Articles of Incorporation require the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the Hawaii Business Corporation Act (the “HBCA”) provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation and (A) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made; (ii) by special legal counsel; or (iii) by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation, to the same extent such indemnification may be provided to a director, and if the person is an officer, but not a director, to such extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The above described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

The Registrant maintains policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of Matson, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended June 30, 2012).
4.2	Articles of Amendment to Change Corporate Name (incorporated by reference to Exhibit 4.2 of the Registrant’s Form S-8 dated October 26, 2012).
4.3	Amended and Restated Bylaws of the Registrant (as amended as of November 6, 2013) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended September 30, 2013).
5.1*	Opinion of Goodsill Anderson Quinn & Stifel.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodsill Anderson Quinn & Stifel (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Matson, Inc. 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K dated April 28, 2025).
99.2	Amended and Restated Matson, Inc. 2016 Incentive Compensation Plan (incorporated by reference to Exhibit 99.1 of the Registrant’s Form S-8 dated July 30, 2021).
99.3	Matson, Inc. 2016 Incentive Compensation Plan (incorporated by reference to Exhibit 10.56 of the Registrant’s Form 10-K for the year ended December 31, 2017).

_____________________________________

*Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on May 6, 2025.

MATSON, INC.

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Matthew J. Cox, Peter T. Heilmann, and Rachel C. Lee, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign this Post-Effective Amendment to the Prior Registration Statements and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Matthew J. Cox	Chairman and Chief Executive Officer (Principal Executive Officer)	May 6, 2025
Matthew J. Cox

/s/ Joel M. Wine	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2025
Joel M. Wine

/s/ Kevin L. Stuck	Vice President and Controller (Principal Accounting Officer)	May 6, 2025
Kevin L. Stuck

/s/ Meredith J. Ching	Director	May 6, 2025
Meredith J. Ching

/s/ Mark H. Fukunaga	Director	May 6, 2025
Mark H. Fukunaga

/s/ Stanley M. Kuriyama	Director	May 6, 2025
Stanley M. Kuriyama

/s/ Constance H. Lau	Director	May 6, 2025
Constance H. Lau

/s/ Bradley D. Tilden	Director	May 6, 2025
Bradley D. Tilden

/s/ Jenai S. Wall	Director	May 6, 2025
Jenai S. Wall